                                                                     EXHIBIT 4.1

                             DATED APRIL 30, 2000
                             --------------------



                                   AROC INC.



                       ________________________________

                               WARRANT AGREEMENT

                          relating to the issuance of
                             Series J Warrants of
                                   AROC Inc.
                        _______________________________

     THIS WARRANT AGREEMENT (the "Agreement") is entered into as of April 30, 2000 among AROC Inc., a Delaware corporation ("the Company") and those persons identified on the signature page of this Agreement as Warrant Holders (the "Warrant Holders").

                                   Recitals

     The Warrant Holders have concurrently with this Warrant Agreement, entered into a Purchase Agreement (the "Subordinated Debt Purchase Agreement") by and between the Company and the Warrant Holders providing for the Warrant Holders to purchase from the Company the Company's 12% Subordinated Notes due 2007 and warrants to purchase the Company's Common Stock.

     One of the conditions to the completion of the Subordinated Debt Purchase Agreement is that the Company shall enter into this Warrant Agreement.

     Now, therefore, in consideration of the premises and the mutual agreements of the parties, the parties to this Agreement hereby agree as follows:

                                   Agreement

I.   INTERPRETATION

     In this Warrant Agreement, unless the context otherwise requires, the expressions defined in the particulars of Warrants set out in the Schedule hereto shall have the meanings thereby given.

II.  WARRANTS

     A. The Warrants shall be constituted as 39,541,233 Series "J" Warrants entitling the holders to subscribe for shares of the common stock, $0.001 par value per share (the "Common Stock") of the Company at a fixed price of $0.01 per share (subject to the provisions of the Schedule hereto) at any time prior to 5:00 p.m. (Tulsa, Oklahoma time) on April 30, 2007, the final date for exercise of a Warrant being the "Expiration Date" and the price payable upon exercise of a Warrant being the "Subscription Price".

     B.  Each of the Warrant Holders represents and agrees as follows:

         (i) It has the requisite power and authority to enter into and perform this Agreement and this Agreement and any other documents executed by it in connection with this Agreement will, when executed, constitute binding obligations of the Warrant Holder enforceable in accordance with their respective terms.

         (ii) It is an "accredited investor" as that term is defined in the Securities Act of 1933, as amended, and is acquiring the Warrants for its own account, and has received all information it believes necessary to evaluate its investment in the Warrants.

          (iii) Each of the Warrant Holders hereby acknowledges and confirms that the Warrants and the Common Stock, whether issued or arising as a consequence of exercise of the Warrants will be "restricted securities" under the United States Securities Act of 1933 (as amended) and that the ability to resell such Warrants and such Common Stock will therefore be limited.

     C.  The Company represents and agrees as follows:

         (i) The representations and warranties made by it in Subordinated Debt Purchase Agreement are true and correct.

         (ii) The execution and performance of this Agreement by it has been duly and validly authorized by its board of directors, and, subject to the Charter Amendment, no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by it. Subject to the Charter Amendment, it has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by it and this Agreement and any other documents executed by it in connection with this Agreement is constitute valid and binding obligations of it, enforceable in accordance with their respective terms.

III. CERTIFICATES

     Every Warrant Holder shall be entitled to receive one certificate for each Series of the Warrant(s) held by him but joint holders shall be entitled to only one certificate in respect of the Warrants held jointly by them which certificates shall be delivered to the joint holder whose name stands first in the Register. The Company shall comply with the terms and conditions of the Schedule hereto and the Warrants shall be held subject to such terms and conditions all of which terms shall be deemed to be incorporated in this Warrant Agreement and shall be binding on the Company and the Warrant Holders and all persons claiming through or under them respectively.

IV.  APPOINTMENT OF WARRANT AGENT

     The Company may in its absolute discretion by resolution of its Board of Directors appoint as agent of the Company such person or persons as it thinks fit to act in connection with the issue, registration, transfer and exchange or otherwise of warrants (the "Warrant Agent"). The Company agrees that the Warrant Agent shall perform the duties and obligations required of it in accordance with the terms and conditions of the Schedule hereto and any other terms that the Company sees fit and to undertake all responsibilities hereby vested for the time being in the Company.

V.   MISCELLANEOUS

     A. The representations, warranties, covenants and agreements of the parties to this Agreement shall survive after the Offer is declared unconditional.

     B. Except as otherwise provided in this Agreement, the parties shall each pay their own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

     C. Subject to the requirements of law and regulatory bodies, no party shall make any public announcement or press release with respect to this transaction without first consulting with the other parties and giving such parties the opportunity to review and comment thereon.

     D. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     E. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     F. This Agreement (including the instruments between the parties referred to herein and any waivers delivered pursuant hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The exhibits are a part of this Agreement as if fully set forth herein. All references to articles, sections, subsections, paragraphs, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

     G. No supplement, modification, or amendment of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by, or on behalf of, all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

     H. Descriptive headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

     I. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

     J. The parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

IN WITNESS whereof the undersigned have caused this Warrant Agreement to be duly executed and issued the day and year first above written.

                              The Company:

                              AROC INC.


                              By: ____________________________________
                              Name: __________________________________
                              Title: _________________________________

                              Warrant Holders:

                              ENCAP EQUITY 1996 LIMITED PARTNERSHIP
                              (Holder of 20,933,594 Series J Warrants)
                              By: ENCAP INVESTMENTS L.L.C.

                              By: ____________________________________
                              Name: __________________________________
                              Title: _________________________________

                              ENERGY CAPITAL INVESTMENT COMPANY PLC
                              (Holder of 6,977,865 Series J Warrants)


                              By: ____________________________________
                              Name: __________________________________
                              Title: _________________________________


                              EL PASO CAPITAL INVESTMENTS, L.L.C.
                              (Holder of 11,629,774 Series J Warrants)


                              By: ____________________________________
                              Name: __________________________________
                              Title: _________________________________

                                   SCHEDULE

1.   Subscription Rights

     (a) At any time after the Company has obtained approval of the increase in authorized shares of Common stock of the Company in an amount sufficient to permit the exercise of all of the Company's then outstanding warrants and the conversion of all of its then outstanding Series A Convertible Preferred Stock (the "Charter Amendment"), then a registered holder (a "holder") of a Warrant shall have the right, exercisable in accordance with paragraph 1(c) below, to subscribe (the "subscription rights") in cash on any date on or after January 1, 2001, but prior to the Expiration Date in respect of such Warrant, on the following terms: for each Warrant specified in the Warrant certificate one share of Common Stock at the Subscription Price in respect of such Warrant payable in full on subscription. The number of shares of Common Stock to be subscribed and the subscription price are subject to adjustment pursuant to paragraph 2 below. The subscription rights will not be exercisable in respect of a fraction of a share of Common Stock. Failure to exercise a Warrant prior to 5:00 p.m. (Tulsa, Oklahoma time) on the relative Expiration Date will mean that the Warrant shall become void and all rights attaching to such Warrant shall cease.

     (b) The number of Warrants to which each registered holder of Warrants shall be entitled shall be evidenced by a Warrant certificate issued by the Company. Warrant certificates shall be dated as of the date of issue, whether on initial issue, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrant certificates. Warrants shall be deemed to have been exercised immediately prior to the close of business on the date of the surrender for exercise of the Warrant certificate.

     (c) In order to exercise the subscription rights in respect of any Warrants, the registered Warrant Holder must, after completing the notice of exercise on his Warrant certificate, deliver it to the office of the Warrant Agent for the Company accompanied by a remittance for the total subscription price of the shares of Common Stock in respect of which the subscription rights are being exercised. Once delivered, a notice of subscription shall be irrevocable except with the consent of the Directors of the Company.

     (d) Shares of Common Stock issued pursuant to the exercise of subscription rights will be issued not later than 14 days after, and with effect from, the date on which the related duly completed subscription notice shall be delivered to the Warrant Agent for the Company (the "subscription date") and Common Stock certificates in respect of such shares of Common Stock will be issued free of charge and mailed (at the risk of the persons entitled thereto) not later than 14 days after the relevant subscription date to the first named person in whose name the Warrants are registered at the relevant subscription date or (subject as provided by law) to such other persons as may be named in the form of nomination upon the reverse of the Warrant certificate. In the event that not all of the Warrants evidenced by a Warrant certificate are exercised, the Company shall at the same time issue for no payment a fresh Warrant certificate in the name of the Warrant Holder for any balance of the subscription rights remaining exercisable.

     (e) Shares of Common Stock issued pursuant to the exercise of subscription rights will not be deemed outstanding for any dividends or other distributions declared, made or paid in respect of any financial year of the Company prior to the financial year in which the relevant subscription date falls, nor shall they be deemed outstanding for any dividends or other distributions declared, made or paid on a date (or by reference to a record date) prior to the relevant subscription date but, subject thereto, will be treated pari passu in all other respects with the shares of Common Stock issued at the relevant subscription date including being deemed issued for all dividends and other distributions in respect of the financial year in which the relevant subscription date occurs provided that on any issuance failing to be made pursuant to paragraph 3(c) below the shares of Common Stock so to be issued shall not be deemed outstanding for any dividends or other distributions declared, made or paid by reference to a record date prior to the date of issuance.

     (f) To the extent not then exercised, all subscription rights in respect of the Warrants shall lapse at 5:00 p.m. (Tulsa, Oklahoma time) on the Expiration Date in respect of such Warrants.

     (g) No sale, offering or transfer of the Warrants or the shares underlying the Warrants is permitted unless validly registered under the Securities Act of 1933, as amended, or exempt from the registration requirements of that Act.

2.   Adjustment of Subscription Price

     (a) If, on a date (or by reference to a record date) on or before the relative Expiration Date in respect of a Warrant, the Company shall issue any Common Stock by way of dividend to holders of Common Stock of record on a date (or by reference to a record date) before the relative Expiration Date or upon any consolidation or sub-division of the Common Stock before such Expiration Date, the number of shares of Common Stock to be issued on any subsequent exercise of the subscription rights in respect of that Warrant will be increased or, as the case may be, reduced in due proportion and the subscription price per share of Common Stock will be adjusted accordingly. On any such dividend, consolidation or sub-division the Company will cause the auditors of the Company to verify the correctness of the appropriate adjustments and, within 28 days of such adjustments, notice will be sent to each Warrant Holder of the adjusted number of shares of Common Stock to which the Warrant Holder is entitled to subscribe in consequence thereof, fractional entitlements being ignored, such notice being accompanied by a new Warrant certificate in respect of such adjusted number of shares of Common Stock.

     (b) If, on a date (or by reference to a record date) on or before the relative Expiration Date, the Company makes any offer or invitation (whether by rights issue, rights offer or otherwise but not being an offer to which paragraph 3(c) below applies or an offer of shares in lieu of a cash dividend payment) to the holders of Common Stock in their capacity as such, or any offer or invitation is made to such holders otherwise than by the Company, then the Company shall, as far as it is able, cause at the same time the same offer or invitation to be made to the then Warrant Holders as if their subscription rights had been exercisable and had been exercised on the day immediately preceding the date (or record date) of such offer or invitation on the terms (subject to any adjustment pursuant to paragraph 2(a) above) on which the same could have been exercised on the basis then applicable provided that, if the Directors shall so resolve, in the case of any offer or invitation made by the Company, the Company shall not be required to cause the same offer or invitation to be made to the Warrant Holders but the subscription price and/or the number of shares of Common Stock to be subscribed on any subsequent exercise of the subscription rights shall be adjusted accordingly. The Company will cause the auditors of the Company to certify in writing the appropriateness of the adjustments and, within 28 days, notice will be sent to each Warrant Holder together with a new Warrant certificate in respect of the adjusted number of share of Common Stock to which that Warrant Holder is entitled to subscribe in consequence thereof, fractional entitlements being ignored.

     (c) No adjustment shall be made to the subscription price of a Series of Warrants pursuant to paragraph 2(a) or (b) if such adjustment would (taken together with the amount of any adjustment carried forward under the provisions of this paragraph 2(c)) be less than 1 percent of the relative subscription price then in force and on any adjustment the adjusted subscription price will be rounded down to the nearest $0.01. Any adjustment not so made and any amount by which the subscription price is rounded down will be carried forward and taken into account in any subsequent adjustment.

3.   Other Provisions

     So long as any subscription rights remain exercisable:

     (a) after obtaining approval of the Charter Amendment, the Company shall reserve for issuance sufficient authorized but unissued shares to satisfy in full (without the need for the passing of any further resolution by shareholders) all subscription rights remaining exercisable;

     (b) the Company shall not (except with the consent of the holders of at least three-fourths of the Warrants of each Series) issue any Common Stock by way of a dividend nor make any such offer as is referred to in paragraph 2(b) above if as a result the Company would on any subsequent exercise of the subscription rights be obliged to issue Common Stock for less than the par value thereof;

     (c) if at any time an offer or invitation is made by the Company to the holders of Common Stock for the purchase by the Company of any of its Common Stock, the Company shall simultaneously give notice thereof to the Warrant Holders and each such Warrant Holder shall be entitled at any time while such offer or invitation is open for acceptance to exercise his subscription rights as if they were then exercisable so as to take effect as if he had exercised his rights immediately prior to the date (or record date) of such offer or invitation;

     (d) if the Company commences liquidation, whether voluntary or compulsory (except on terms sanctioned by the consent of the holders of at least three-fourths of the Warrants), it shall forthwith give notice thereof to all holders of Warrants; thereupon each Warrant shall be exercisable and each holder of a Warrant will (if in such winding-up there shall be a surplus available for distribution among the holders of Common Stock (including for this purpose the Common Stock which would be issued on the exercise of all the outstanding subscription rights) which, taking into account the amounts payable on the exercise of the subscription rights, exceeds in respect of each share of Common Stock a sum equal to the subscription price) be deemed, as of immediately before the date of such order or resolution, to have exercised his subscription rights in full and shall accordingly be entitled to receive out of the assets available on liquidation pari passu with the holders of the Common Stock such a sum as he is entitled as a holder of Common Stock to which he becomes entitled by virtue of such subscription after deducting a sum per share equal to the subscription price; subject to the foregoing, all subscription rights shall lapse on liquidation of the Company; and

     (e) the Company shall not (except with the consent of the holders of at least three-fourths of the Warrants of each Series) issue Common Stock by way of a dividend unless at the date of such issuance the Directors have authority to grant the additional rights to subscribe to which the Warrant Holders will by virtue of paragraph 2(a) above to be entitled in consequence of such capitalization.

4.   Modification of Rights and Warrant Instrument

     All or any of the rights attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent of the holders of at least three-fourths of the Warrants of each Series affected by such alteration or abrogation. Such alteration or abrogation approved as aforesaid shall be effected by a majority vote of the Board of Directors executed by the Company and expressed to be supplemental to this Warrant Instrument. Modifications to this Warrant Instrument which are of a formal, minor or technical nature, or made to correct a manifest error, or any modifications which the Directors consider appropriate may be effected by a majority vote of the Board of Directors executed by the Company and expressed to be supplemental to this Warrant Instrument and notice of such alteration or abrogation or modification shall be given by the Company to the Warrant Holders.

5.   Purchase by the Company

     The Company shall be entitled at any time to purchase Warrants on the open market or otherwise. Any Warrants so purchased shall be canceled immediately and shall not be available for re-issue.

6.   Transfer

     (a) The Warrants will be registered and transferable in whole or in part by instrument of transfer in any usual or common form or in any other form which may be approved by the Board of Directors except that no transfer of a right to subscribe for a fraction of a share of Common Stock shall be effected. Except insofar as the same would be inconsistent with this Warrant Instrument, the provisions of the Bylaws of the Company relating to the registration, transfer and transmission of shares shall apply mutatis mutandis to the Warrants.

     (b) Notwithstanding any other provision contained herein, for so long as any Regulated Entity (as defined herein) holds any Warrants which, upon exercise, would result in such Regulated Entity holding more than 5% of the outstanding Common Stock, such Regulated Entity may only transfer the Warrants under the following circumstances: (i) in a widely distributed public offering; (ii) in a transfer pursuant to Rule 144 under the United States of America ("U.S.") Securities Act of 1933, as amended, or any similar rule then in force; (iii) in a transfer where the Common Stock underlying the Warrants being transferred represent two percent or less of the outstanding Common Stock (not including the transfer from the Regulated Entity); (v) in a transfer to the Company; (vi) in a transfer to an affiliate or such holder or any other Regulated Entity; or (vii) in any method of transfer permitted by the Board of Governors of the Federal Reserve System of the U.S.

          Once such Regulated Entity holds Warrants and share of Common Stock which, after exercise of the Warrants, would constitute 5.0% or less of the outstanding Common Stock, the foregoing restrictions on transfer shall cease to apply.

          "Regulated Entity" means (i) any entity that is a "bank holding company" (as defined in Section 2(a) of the U.S. Bank Holding Company Act of 1956, as amended (the "BHC Act")) or any non-bank subsidiary of such an entity or (ii) any entity that, pursuant to Section 8(a) of the U.S. International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bank subsidiary of such an entity.

7.   Indemnification of Warrant Agent

     (a) The Warrant Agent shall act as Agent of the Company. The Warrant Agent shall not, by issuing and delivering Warrant certificates or by any other act, be deemed to make any representations as to the validity or value of the Warrant certificates or the Warrants represented thereby or of the Common Stock or other property delivered on exercise of any Warrant. The Warrant Agent shall not be under any duty or responsibility to any holder of the Warrant certificates to make or cause to be made any adjustment of the Subscription Price or to determine whether any fact exists which may require any such adjustments.

     (b) The Warrant Agent shall not (i) be liable for any statement or fact contained in this instrument or for any action taken or omitted by it in reliance on any Warrant certificate or other document or instrument believed by it in good faith to be valid and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this instrument or in the Warrant certificates, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

     (c) The Warrant Agent may at any time seek legal advice of counsel (who may be counsel to the Company) and shall incur no liability or responsibility for any action taken or omitted by it in good faith in accordance with such notice, statement, instrument, request, direction, order or demand.

     (d) Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by any officer of the Company. The Warrant Agent shall not be liable for any action taken or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand.

     (e) The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse the Warrant Agent for its reasonable expenses. The Company further agrees to indemnify the Warrant Agent against any and all losses, expenses and liabilities, including judgments, costs and fees, for any action taken or omitted by the Warrant Agent in the execution of its duties and powers, excepting losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or willful misconduct.

8.   General

     (a) The Company will concurrently with the issue of the same to holders of Common Stock send to each holder of a Warrant (or, in the case of joint holders, to the first named) a copy of each published annual report and accounts of the Company and unaudited interim report of the Company together with all documents required by law to be annexed thereto, and copies of every statement, notice or report issued to holders of Common Stock.

     (b) For the purposes of this Warrant Instrument, "business day" means a day (excluding Saturdays and public holidays) on which banks in the States of Oklahoma and Texas are open for business. All the provisions of the Bylaws of the Company as to meetings of the shareholders shall apply mutatis mutandis as though each series of the Warrants formed a separate class of Common Stock of the Company but so that (i) the period of notice shall be 21 days at least, (ii) the necessary quorum shall be

          Warrant Holders of the relevant series (present in person or by proxy) entitled to subscribe for one-third of the Common Stock attributable to the then outstanding Warrants of that series, (iii) every Warrant Holder present in person at any such meeting shall be entitled to one vote for every such share of Common Stock for which he is entitled to subscribe, and (iv) if at any adjourned meeting a quorum as defined above is not present, a Warrant Holder who is then present in person or by proxy shall be a quorum.

     (c) The invalidity of any undertaking, or any part of any undertaking, in paragraph 3 shall not affect the validity of any other part of that paragraph.

     (d) Any determination or adjustment made pursuant to these terms and conditions by the auditors of the Company shall be made by them as experts and not arbitrators and shall be final and binding on the Company and all Warrant Holders.

9.   Governing Law

     THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

                              WARRANT CERTIFICATE

---------------------------------------------------------------
                             Date

                    _______________, ____
---------------------------------------------------------------
 Certificate No.   Exercise Price per Share  Number of Warrants

    J_______                $____                 _______
---------------------------------------------------------------

                                   AROC INC.


                       _________________________________


               SERIES "J" WARRANTS TO SUBSCRIBE FOR COMMON SHARES

THIS IS TO CERTIFY that _________________ of _________________________________
is the Registered holder of Warrants to subscribe for __________ shares of common stock, par value $0.001 per share, ("Common Stock") of AROC Inc. subject to the conditions endorsed hereon and the provisions of the Certificate of Incorporation of the Company.



                                    AROC Inc.


                                    By: ______________________________
                                    Name: ____________________________
                                    Title: ___________________________

Dated: ___________________, _____

                              NOTICE OF EXERCISE

To:  AROC Inc. (the "Company")

1. I/We, being the registered holder(s) of the Warrants represented by this certificate, hereby give notice of my/our desire to exercise my/our subscription rights in respect of _________/1/ shares of Common Stock of the Company in accordance with the conditions applicable thereto and request that such shares be issued for the total price of $__________ for which we enclose my/our check.

2. I/We agree to accept all of the shares of Common Stock of the Company to be issued to me/us pursuant hereto subject to the Certificate of Incorporation of the Company. I/We desire all such Common Stock to be registered in my/our name(s) and hereby authorize the entry of my/our name(s) in the stock transfer records of the Company in respect thereof and the delivery of a certificate therefor by United States mail at my/our risk to the person whose name and address is set out below or, if none is set out, to the registered address of the sole or first named holder.

3. I/We hereby authorize the delivery of a certificate for the balance (if any) of the Warrants represented by this certificate which are not exercised by United States mail at my/our risk to the person whose name and address is set out below or, if none is set out, to the sole or first named holders at his/her registered address.

     Dated: ____________________________

     Signature(s) of Warrant Holder(s)/2/:

                     _________________________________________________

                     _________________________________________________

     Name/3/:        _________________________________________________

__________________________

     /1/ Delete or complete as appropriate. If no amount is inserted, the notice of exercise will be deemed to relate to all of the shares of common stock subject to the Warrant.

     /2/ In the case of joint holders ALL should sign. A corporation or other entity should execute through an officer or attorney duly authorized in that behalf in which event the Warrant must be accompanied by the authority under which this notice is completed.

     /3/ Please insert in BLOCK CAPITALS the name and/or the address of the person to whom you wish the common stock share certificate and any balance certificate for Warrants to be sent if it is different from that of the sole or first named Warrantholder.

     Address:  _______________________________________________________________